UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 23, 2017 (March 22, 2017)

GSV CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	1-35156	27-4443543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2925 Woodside Road

Woodside, CA 94062

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 235-4769

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a current report on Form 8-K filed on March 16, 2017, each of Catherine J. Friedman and Bradford C. Koenig resigned as a member of the board of directors (the “Board”) of GSV Capital Corp. (the “Company”), effective as of March 17, 2017. Both Ms. Friedman and Mr. Koenig were independent directors of the Board and, as a result of their resignations, the Board no longer comprises a majority of independent directors (as defined by Nasdaq Listing Rule 5605(a)(2)), as required by Nasdaq Listing Rule 5605(b)(1).

On March 22, 2017, in accordance with the Nasdaq Listing Rules and in connection with the resignations of Ms. Friedman and Mr. Koenig, the Company notified Nasdaq of the Company’s noncompliance with Nasdaq Listing Rule 5605(b)(1) and its desire to use the cure period provided by Nasdaq Listing Rule 5605(b)(1)(A). Later on March 22, 2017, the Company received a notice from Nasdaq acknowledging the Company’s noncompliance and confirming that Nasdaq will provide the Company with the requisite cure period.

In accordance with Nasdaq Listing Rule 5605(b)(1)(A), the Company has until the earlier of the Company’s next annual stockholders’ meeting or March 17, 2018, or if the Company’s next annual stockholders’ meeting is held before September 13, 2017, then the Company has until September 13, 2017 to regain compliance with Nasdaq Listing Rule 5605(b)(1).

To remedy the noncompliance with Nasdaq Listing Rule 5605(b)(1) prior to the expiration of the applicable cure period described above, the Board has appointed two new directors: Marc Mazur and David S. Pottruck. The Board appointed Marc Mazur to serve as a member of the Board, effective March 17, 2017, in order to fill the vacancy on the Board created by Ms. Friedman’s resignation. Mr. Mazur is an “independent director,” as defined by Nasdaq Listing Rule 5605(a)(2), of the Board. The Board appointed David S. Pottruck to serve as a member of the Board, effective May 31, 2017, in order to fill the vacancy on the Board created by Mr. Koenig’s resignation. Upon the effective date of his appointment to the Board, Mr. Pottruck is expected to be an “independent director,” as defined by Nasdaq Listing Rule 5605(a)(2), of the Board. As a result of the appointments of Messrs. Mazur and Pottruck to the Board, the Company expects to be back in compliance with Nasdaq Listing Rule 5605(b)(1) effective May 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2017	GSV CAPITAL CORP.

	By:	/s/ William F. Tanona
William F. Tanona Chief Financial Officer, Treasurer and Corporate Secretary